UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 9, 2010

Freescale Semiconductor, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32241	20-0443182
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6501 William Cannon Drive West, Austin, Texas		78735
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	512-895-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, Daniel J. Heneghan was appointed on May 11, 2010 to the Board of Directors (the "Board") of Freescale Holdings GP, Ltd., the sole general partner of Freescale Holdings LP, which owns substantially all of Freescale Semiconductor Holdings I, Ltd. ("Holdings I"), which is the indirect parent of Freescale Semiconductor, Inc.

On June 3, 2010, the Board approved a grant to Mr. Heneghan of 50,000 restricted stock units of Holdings I common stock under the 2006 Management Incentive Plan. The award vests in two equal installments on the first and second anniversary of the date of grant. The Board also approved an annual cash retainer of $60,000 to be paid to Mr. Heneghan in equal installments at the beginning of each quarter.

Item 8.01 Other Events.

"PIK" Interest Election

Freescale Semiconductor, Inc. (the "Company") has elected to pay the interest in cash on its outstanding 9 1/8%/9 7/8% Senior PIK-Election Notes due 2014 (the "PIK Notes") for the period ending December 15, 2010.

In connection with this election, on June 9, 2010, the Company delivered notice to The Bank of New York Mellon (formerly The Bank of New York), in its capacity as trustee under the Indenture governing the PIK Notes, that, with respect to the interest that will be due on such notes on the December 15, 2010 interest payment date, the Company will make such interest payment by paying cash at the cash interest rate of 9 1/8%.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Freescale Semiconductor, Inc.

June 9, 2010	By:	/s/Dathan C. Voelter

Name: Dathan C. Voelter
Title: Assistant Secretary